Exhibit 10.1

MEMORANDUM REGARDING SERVICES

OF MICHAEL HANDELMAN

1.               Engagement. You are being engaged as the Chief Financial Officer of the Company commencing on the confirmation thereof by the Board of Directors. You will have such duties and responsibilities as are customary for similar executives acting as Chief Financial Officer of a public company. You will report to the Chief Executive Officer and the Board of Directors of the Company.

2.               Services and Compensation. As the Chief Financial Officer, you will be expected to supervise the accounting staff of the Company especially as it relates to the management of the Company’s independent auditors and preparation for filing of the Company’s SEC reports. Your compensation will be structured as follows:

A.	$10,000 will be paid to you monthly
B.	Your engagement will continue for a similar additional 12-month period unless either of us gives 30 days’ notice prior to the end thereof not to extend. In this regard, if so extended, your compensation for the 12 month extension period will be subject to mutual good faith negotiations.
C.	You will be reimbursed for any customary out-of-pocket direct expenses incurred for the clear benefit of the Company separately. Expenses in excess of $100 will require prior written approval. Out of pocket costs include, but are not limited to travel, reproduction and shipping costs.

3. Benefits. You shall be entitled to receive any Company employee fringe benefits including but not limited to life, health or accident insurance coverage, vacation or pension benefits, if any. It is understood that you will be covered by the Company’s directors and officer’s liability insurance.

4. Confidentiality. You agree that during and after the term of your engagement with the Company, you will hold all confidential or proprietary information of the Company in the strictest confidence, and you will not use or exploit or otherwise disclose any such information other than as necessary in the course of your engagement or as required by applicable law and as disclosed to and approved by the Company.

If you are in agreement with the above outline please sign a copy of this letter. We are very pleased and excited that you will be joining us and know that you will be an excellent addition to our team.

Genius Brands International, Inc.

By: _s/Gregory B. Payne___________

Name: Gregory B. Payne

Title: EVP

Accepted and Agreed

___s/ Michael Handelman____

Michael Handelman

Effective Date 11/1/2015